Exhibit 5.01

November 2, 2017

ACM Research, Inc.

42307 Osgood Road, Suite I

Fremont, California 94539

Ladies and Gentlemen:

This opinion is furnished to you in connection with a Registration Statement on Form S-1 (File No. 333-220451) originally filed with the Securities and Exchange Commission on September 13, 2017 (as amended, the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”) for the proposed issuance and sale by the Company of 2,300,000 shares (the “Shares”) of the Company’s Class A common stock, $0.0001 par value per share, including 300,000 Shares issuable upon exercise of an over-allotment option granted by the Company.

We are acting as counsel to the Company in connection with the filing of the Registration Statement and the offering and sale of the Shares, and you have requested our opinion as to the matter set forth below in connection with the issuance of the Shares. For purposes of rendering that opinion, we have examined:

(i)	signed copies of the Registration Statement and pre-effective Amendments Nos. 1 and 2 thereto;

(ii)	an underwriting agreement to be entered into between the Company and Roth Capital Partners, LLC, as representative of the several underwriters named on Schedule I hereto (the “Underwriting Agreement”), in the form filed as Exhibit 1.01 to the Registration Statement;

(iii)	the certificate of incorporation of the Company, as amended to date;

(iv)	the bylaws of the Company;

(v)	the stock record books of the Company, as furnished by the Company;

(vi)	the minutes of meetings, and written consents, of the stockholders and board of directors of the Company as furnished by the Company, including the corporate actions of the Company’s board of directors that authorize the issuance of the Shares; and

(vii)	such other documents as we have deemed necessary for purposes of rendering the opinion set forth below.

In our examination of the foregoing documents, we have assumed the accuracy and completeness of each document furnished to us, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies and the authenticity of all such originals, the legal competence of all signatories to such documents, and the genuineness of all signatures.

Our opinion is limited to the General Corporation Law of the State of Delaware. We are opining only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matters. This opinion is based upon currently existing statutes, rules, regulations and judicial decisions, and we disclaim any obligation to advise you of any change in any of these sources of law or subsequent legal or factual developments which might affect any matters or opinions set forth herein.

K&L Gates LLP

November 2, 2017

Based upon and subject to the foregoing, it is our opinion that the Shares have been duly authorized for issuance and, when issued and paid for in accordance with the terms and conditions of the Underwriting Agreement exercise of an over-allotment option granted by the Company, will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion letter with the Securities and Exchange Commission as Exhibit 5.01 to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the Registration Statement and the related Prospectus. In giving our consent, we do not thereby admit that we are experts with respect to any part of the Registration Statement, the related Prospectus or any supplement thereto within the meaning of the term “expert,” as used in Section 11 of the Securities Act or the rules and regulations promulgated thereunder, nor do we admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ K&L Gates LLP

K&L GATES LLP

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